ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

RESTRICTED STOCK UNIT AWARD AGREEMENT

DATED AS OF FEBRUARY 20, 2020 (“GRANT DATE”)

Allegion plc (the “Company”) hereby grants to Chris Muhlenkamp (“Participant”) a restricted stock unit award (the “RSUs”) with respect to 3,867 ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement”), including any appendix to the Award Agreement for Participant’s country (the “Appendix”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.

1.Vesting Schedule.

Participant’s right to receive Shares subject to the RSUs shall vest in accordance with the table below (each date being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate through April 1, 2021, unless otherwise provided in this Award Agreement.

Vest Date	Quantity
April 01, 2021	1,933
April 01, 2022	1,934

2.Dividend Equivalents.

Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.

3.Termination of Employment.

(a)Group Termination

(i) If prior to April 1, 2021, Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.

(ii) If on or after April 1, 2021, Participant’s employment terminates involuntarily by reason of a Group Termination Event, the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall vest as of the date of termination of active employment (such date also being a “Vesting Date”).

Under either Section 3(a)(i) or 3(a)(ii), all other RSUs and associated Dividend Equivalents that do not vest in connection with Participant’s Group Termination Event shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.

(b)Termination Due to Disability

(i) If prior to April 1, 2021, Participant’s employment terminates by reason of disability, the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.

(ii) If on or after April 1, 2021, Participant’s employment terminates by reason of disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).

(c)Special Termination by Agreement

Unless Participant's employment terminates for cause as defined in Section 3(e) below, if Participant's employment terminates prior to April 1, 2021 on a date that has been mutually agreed with the Company's Chief Executive Officer, the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
(d)Termination Due to Death

If Participant’s employment terminates due to death, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).

(e)Termination Due to Any Other Reason

If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Section 3(a) through (d) above or (ii) for cause in the circumstances specified in Section 3(c) above, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents. For purposes of this Section 3(e), “cause” shall mean (x) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (y) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (z) any material violation of the Company’s code of conduct, as in effect from time to time.

4.Settlement.

(a) General

On or as soon as administratively practicable (and any event within 30 days) following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date. Notwithstanding the foregoing, if Participant is subject to U.S. federal income tax on any part of the payment of the RSUs and the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, the RSUs shall be settled within 30 days of the earliest to occur of the following dates or events, subject to any delay required by Section 4(b) below: (i) the Vesting Dates set forth in Section 1 in the case of RSUs that vest pursuant to Section 1 or Section

3(a)(i), 3(b)(i) or 3(c), (ii) a “separation from service” within the meaning of Section 409A of the Code in the case of RSUs that vest pursuant to Section 3(a)(ii), 3(b)(ii) and 3(d) above and Section 9(b)(iv)(D) of the Plan and (iii) a “change in control event” within the meaning of U.S. Treasury Regulation §1.409A-3(i)(5) in the case of RSUs that vest pursuant to Section 9(b)(ii) of the Plan. Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.

(b) Delayed Payment

Notwithstanding Section 4(a) above, if the RSUs are considered an item of deferred compensation under Section 409A of the Code and the Shares are distributable by reason of a Participant’s separation from service during the period that Participant is both subject to U.S. federal income taxation and a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any Shares that would otherwise be issuable during the 6-month period immediately following Participant’s separation from service will be issued on the first day of the 7th month following Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death).

5.Change in Control.

In the event of a Change in Control, the treatment of the RSUs will be governed by the terms of the Plan, subject to Section 4 above.

6.Responsibility for Taxes.

Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax‑Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon settlement of the RSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer,
(b) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) and/or

(c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items;

provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 6 (a), (b) and (c) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.

The Company may withhold for Tax-Related Items by considering minimum statutory withholding rates or other withholding rates, including maximum withholding rates applicable in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

7.Nature of Grant.

In accepting the RSUs, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;

(h)the RSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the RSUs or recoupment of any financial gain resulting from the RSUs as described in Section 13 below;

(k)for purposes of the RSUs, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event, special termination or termination due to disability or death, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence);

(l)unless otherwise provided in the Plan or by the Company, in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

8.No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

9.Data Privacy.

a.Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, acts as the data controller in respect of such Data. The legal basis, where required, for the processing of Data is Participant’s consent.

b.Stock Plan Administration Service Providers. The Company transfers Data to UBS, Broadridge Output Solutions, Inc., Cognizant Worldwide Limited, DG3, HCL Technologies Limited, Iron Mountain, Solium Capital, and Taylor Communications, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Participant may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service provider, with such agreement (where applicable) being a condition to the ability to participate in the Plan.

c.International Data Transfers. The Company and its service providers are based in the United States. The legal basis, where required, for the transfer of Data is Participant’s consent.

d.Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

e.Data Subject Rights. Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Dataprivacy@Allegion.com.

f.Declaration of Consent. By accepting this award of RSUs and indicating consent via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.

Participation in the Plan is voluntary and Participant is providing the consents described herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs under the Plan to Participant or administer or maintain Participant’s participation in the Plan.

10.Electronic Delivery and Participation.

The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.Insider Trading/Market Abuse Laws.

Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.

12.Imposition of Other Requirements.

This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.Recoupment Provision.

In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the RSUs and (ii) recover all or a portion of the financial gain realized by Participant through the RSUs. Further, Participant agrees that the RSUs and any financial gain realized by Participant through the RSUs shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any applicable laws or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

14.Choice of Law and Venue.

The RSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

15.Severability.

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Waiver.

Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

17.Acknowledgement of Availability of Plan Prospectus.

Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:

[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]

Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.

18.Acknowledgement & Acceptance within 120 Days.

This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the RSUs within 120 days of the Grant Date may result in cancellation of the RSUs.

Signed for and on behalf of the Company:

/s/ David D. Petratis
_____________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.